EXHIBIT 10.11

              CONSULTING AGREEMENT WITH GEORGE HARRIS, CEO AND CFO
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                     CORPORATE ADVISOR / DIRECTOR/CONSULTING
                              ENGAGEMENT AGREEMENT

         AGREEMENT made as of this 1st day of June, 2011 by and between South Uintah Gas Properties, Inc. (the "Company"), address: 7609 Ralston Road, Arvada, Colorado 80002, and George E. Harris (the "Consultant"), address: 6464 S Malaya Street, Centennial, Colorado 80016.

         WHEREAS, the Company desires professional guidance and advice regarding public company and energy and desires Consultant to act as a Board Member and Chief Financial Officer; and

         WHEREAS, Consultant has expertise in the area of public companies and energy companies and extensive finance background; and is willing to act as an advisor, consultant, Chief Financial Officer and Board Member to the Company upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the parties hereto agree as follows:

1.       DUTIES, SCOPE OF AGREEMENT, AND RELATIONSHIP OF THE PARTIES

         (a) The Company hereby agrees to retain Consultant as Board Member and Chief Financial Officer, and Consultant agrees to act as Board Member and Chief Financial Officer for the Company during the term of this Agreement. All parties understand that Consultant has many other business interests and will initially devote 10 hours per week to Chief Financial Officer related under this Agreement. In addition, the company understands that consultant's efforts on behalf of his other interests are the sole and separate property of Consultant.

         (b) The services rendered by consultant to the company pursuant to this Agreement shall be as an independent contractor, and this Agreement does not make Consultant the employee, agent, or legal representative of the Company for any purpose whatsoever, including without limitation, participation in any benefits or privileges given or extended by the Company to its employees. No right or authority is granted to Consultant to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the company, except as may be set forth herein. The company shall not withhold for Consultant any federal or state taxes from the amounts to be paid to consultant hereunder, and Consultant agrees that he will pay all taxes due on such amounts.
                  (i) Consultant will be responsible for the financial books and records of the Company and will have such authorities as would normally accrue to a Chief Financial Officer, such as approving contracts, expenditures, signing checks and otherwise issuing funds, certifying to financial and other Company information, etc.

         (c) Consultant agrees to make available to Company its services as a Board Member on an as needed basis on reasonable request and 10 hours per week for Chief Financial Officer related services.

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2.       COMPENSATION

         (a) The Company will issue 300,000 shares of restricted common stock and 300,000 warrants as described in Attachment A to Consultant as a retainer and $5,000 per month beginning July 1, 2011to perform Chief Financial Officer services. Company shall issue said shares and warrants within sixty (60) days from the execution of this Agreement by both parties.

         (b) Other forms of compensation for additional services may occur depending on the nature of a specific engagement and only upon the mutual agreement of both parties.

3.       EXPENSES

         The Company shall reimburse Consultant for all pre-approved reasonable and necessary expenses incurred by it in carrying out its duties under this Agreement. Consultant shall submit related receipts and documentation with his request for reimbursement.

4.       RENEWAL; TERMINATION

         (a) This Agreement shall continue in effect for 1 year until terminated by the parties. Either the Company or the Consultant may terminate this Agreement by giving the other party thirty (30) days written notice. However, termination of Consultant by the Company shall not relieve the Company of its financial obligations to Consultant as defined herein. Death the Consultants inability to continue performing his duties under the Contract will relieve the Company of its financial obligations to Consultant as defined herein.

         (b) Subject to the continuing obligations of Consultant under Section 5 below, either party may terminate this Agreement at any time if the other party shall fail to fulfill any material obligation under this Agreement and shall not have cured the breach within 10 days after having received notice thereof.

         (c) Termination or expiration of this Agreement shall not extinguish any rights of compensation that shall accrue prior to the termination.

5.       CONFIDENTIAL INFORMATION

         (a) "Confidential Information," as used in this Section 5, means information that is not generally known and that is proprietary to the Company or that the Company is obligated to treat as proprietary. This information includes, without limitation:

                  (i) Trade secret information about the Company and its products;

                  (ii) Information concerning the Company's business as the Company has conducted it since the Company's incorporation or as it may conduct it in the future; and

                  (iii) Information concerning any of the Company's past, current, or possible future products, including (without limitation) information about the Company's

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                           research,   development,   engineering,   purchasing,
                           manufacturing, accounting, marketing, selling, or leasing efforts.

         (b) Any information that Consultant reasonably considers Confidential Information, or that the Company treats as Confidential Information, will be presumed to be Confidential Information (whether Consultant or others originated it and regardless of how it obtained it).

         (c) Except as required in its duties to the Company, Consultant will never, either during or after the term of this Agreement, use or disclose confidential Information to any person not authorized by the Company to receive it for a period of two (2) years after termination of this Agreement. However, information in the possession of Consultant as of the Effective Date of this Agreement, information that is public or becomes public, or information that is required to be disclosed by a bona fide legal authority is exempt from this Agreement.

         (d) If this Agreement is terminated, Consultant will promptly turn over to the Company all records and any compositions, articles, devices, apparatus and other items that disclose, describe, or embody Confidential Information, including all copies, reproductions, and specimens of the Confidential Information in its possession, regardless of who prepared them. The rights of the Company set forth in this Section 5 are in addition to any rights of the Company with respect to protection of trade secrets or confidential information arising out of the common or statutory laws of the State of Colorado or any other state or any country wherein Consultant may from time to time perform services pursuant to this Agreement. This Section 5 shall survive the termination or expiration of this Agreement.

         (e) Consultant agrees to enter into a 16(b) Plan for any sales of shares of company, subject to the Plans approval by the company in writing.

6.       FALSE OR MISLEADING INFORMATION

         The Company warrants that it will provide Consultant with accurate financial, corporate, and other data required by Consultant and necessary for full disclosure of all facts relevant to any efforts required of Consultant under this Agreement. Such information shall be furnished promptly upon request. If the Company fails to provide such information, or if any information provided by the Company to Consultant shall be false or misleading, or if the Company omits or fails to provide or withholds relevant material information to Consultant or to any professionals engaged pursuant to paragraph 5(d) above, then, in such event, any and all fees paid hereunder will be retained by Consultant as liquidated damages and this Agreement shall be null and void and Consultant shall have no further obligation hereunder. Further, by execution of this Agreement, the Company hereby indemnifies Consultant from any and all costs for expenses or damages incurred, and holds Consultant harmless from any and all claims and/or actions that may arise out of providing false or misleading information or by omitting relevant information in connection with the efforts required of Consultant under this Agreement.


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7.       CONSULTANT'S BEST EFFORTS AND NO WARRANTY OF INFORMATION

         Consultant shall use its best efforts to use reliable information and scientific techniques associated with the oil and gas business. However, Consultant makes no warranty as to the completeness or interpretation of such information, nor does Consultant warrant the information with regard to errors or omissions contained therein. Any reserve estimates, price calculations, price forecasts, exploration potential predictions or similar information provided by Consultant are, or may well be, estimates only and should not be considered predictions of actual results.

8.       MISCELLANEOUS

         (a) SUCCESSORS AND ASSIGNS. This Agreement is binding on and ensures to the benefit of the Company. Company cannot assign this Agreement without Consultant's written agreement.

         (b) MODIFICATION. This Agreement may be modified or amended only by a writing signed by both the Company and Consultant.

         (c) GOVERNING LAW. The laws of Colorado will govern the validity, construction, and performance of this Agreement. Any legal proceeding related to this Agreement will be brought in an appropriate Colorado court, and both the Company and Consultant hereby consent to the exclusive jurisdiction of that court for this purpose.

         (d) CONSTRUCTION. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, that provision will still be effective, to the extent it remains valid. The remainder of this Agreement also will continue to be valid, and the entire Agreement will continue to be valid in other jurisdictions.

         (e) WAIVERS. No failure or delay by either the Company or Consultant in exercising any right or remedy under this Agreement will waive any provision of the Agreement, nor will any single or partial exercise by either the Company or Consultant of any right or remedy under this Agreement preclude either of them from otherwise or further exercising these rights or remedies, or any other rights or remedies granted by any law or any related document.

         (f) CAPTIONS. The headings in this Agreement are for convenience only and do not affect this Agreement's interpretation.

         (g) ENTIRE AGREEMENT. This Agreement supersedes all previous and contemporaneous oral negotiations, commitments, writings, and understandings between the parties concerning the matters in this Agreement.

         (h) NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and sent by registered first-class mail, postage prepaid, and shall be effective five days after mailing to the addresses stated below. These addresses may be changed at any time by like notice.

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         In the case of the Company:

                           South Uintah Gas Properties, Inc.
                           7609 Ralston Road
                           Arvada, Colorado 80002

         In the case of Consultant:

                           George E. Harris
                           6464 South Malaya Street
                           Centennial, Colorado 80016
                           303-668-0199
                           george.harris@itzadvisors.com

         (i) INDEMNIFICATION. Company agrees to indemnify and hold harmless Consultant from any and all claims, actions, liabilities, costs, expenses, including attorney fees arising from claims made against Consultant in connection with Company's possession or use of advice, guidance, materials, information, data or other services provided by Consultant under this Agreement.

         (j) CONFLICTS OF INTEREST. Company acknowledges that Consultant is engaged in the business of providing consulting for other companies in the oil and gas industry within the North America and Asia. In the event Consultant is requested by Company to provide advice and guidance on or about issues that may create a potential conflict of interest between Consultant's other business matters and the Company's operations, Consultant shall not be required by Company to render advice and guidance on such an area. Company and Consultant shall use their best efforts to notify each other of any potential conflicts of interests. In any event, Consultant's general knowledge that Company plans to engage, or is actively engaging, related to the oil and gas industry shall in no way preclude Consultant, or Consultant's business entities, from providing services or consulting for other oil and gas companies within the same area.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

"The Company"                               "Consultant"
SOUTH UINTAH GAS PROPERTIES, INC.           GEORGE E. HARRIS


By:                                         By:
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                                    EXHIBIT A

                                   TERM SHEET
                             INITIAL WARRANTS AWARD

         WARRANTS. Subject to the Vesting Requirements of the Consulting Agreement and this Exhibit, Company will grant Consultant warrants to purchase up to 300,000 shares of Company common stock, with 100,000 at $1.00 per share and 200,000 at $3 per share in the form attached hereto as Exhibit B.

         1. The warrants will be vested in Consultant and exercisable on the first anniversary of the grant date.

         2.       Warrants will have a term of 3 years.

         3. Company agrees to register the Company's shares subject to the warrant on Form S-8 or such other registration form as may be available, and the company shall provide a cashless exercise procedure.

         4. Consultant agrees to execute a lock-up agreement if any financing for the Company so requires.